UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACREAGE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Availability of Proxy Materials

for Acreage Holdings, Inc. Annual General Meeting

Meeting Date and Time: 12:00 p.m. (EDT) on Thursday, June 6, 2024

Location: https://web.lumiconnect.com/272623728

Please be advised that the proxy materials for the above noted annual general meeting of shareholders of Acreage Holdings, Inc. (the “Corporation”) are available for viewing and downloading online. This document provides an overview of these materials, but you are reminded to access and review the proxy statement and other proxy materials available online prior to voting. These materials are available at:

https://odysseytrust.com/client/acreage-holdings-inc/

OR

www.sedar.com

Obtaining Paper Copies of the Proxy Materials

Securityholders may request to receive paper copies of the proxy materials related to the above referenced meeting by mail at no cost. Requests for paper copies may be made by contacting:

Toll Free Within North America: 1-888-290-1175

Direct from outside of North America: 1-587-885-0960

Notice of Meeting

The resolutions to be voted on at the meeting, described in detail in the proxy statement, are as follows:

1.	to elect the directors of the Corporation for the ensuing year; and

2.	to appoint Marcum LLP as the auditors of the Corporation for the ensuing year per the Audit Committee’s recommendation, and authorize the directors to fix the remuneration of the auditors.

Voting

To vote your securities, please refer to the instructions on the enclosed Proxy or Voting Instruction Form. Your Proxy or Voting Instruction Form must be received by 12:00 p.m. (EDT) on Tuesday, June 4, 2024.

Stratification

The Corporation is providing paper copies of its Notice of Meeting and Proxy Statement only to those registered shareholders and beneficial shareholders that have previously requested to receive paper materials.

Annual Financial Statements

The Corporation is providing paper copies or emailing electronic copies of its annual financial statements to registered shareholders and beneficial shareholders that have opted to receive annual financial statements and have indicated a preference for either delivery method.